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                                                                      EXHIBIT 12

                        K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                     NINE
                                     MONTHS
                                     ENDED
                                  SEPTEMBER 30,               YEARS ENDED DECEMBER 31,
                                 --------------  ------------------------------------------------------
                                        1997       1996         1995       1994        1993       1992
                                     ---------   ---------    -------    --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
Earnings:
  Income From Continuing
    Operations per Statements
    of Income.......................   $ 49,038    $ 63,819   $ 52,522   $15,321     $30,869   $36,342
  Add:
    Interest and Debt Expense.......     36,926      37,760     34,316    32,009      31,478    27,608
    Income Taxes....................     25,488      35,897     29,050     9,500      18,599    20,068
    Portion of Rents Representative
      of the Interest Factor........     13,928       7,417      5,082     3,492       2,863     1,901
  Less:
    Undistributed Earnings of Less
      Than 50%-Owned Subsidiaries...      3,338         --          --        --          --        --
                                       --------    --------   --------   -------     -------   -------
    Income as Adjusted..............   $122,042    $144,893   $120,970   $60,322     $83,809   $85,919
                                       ========    ========   ========   =======     =======   =======
Fixed Charges:
  Interest and Debt Expense per
    Statements of Income (Includes
    Amortization of Debt Discount,
    Premium and Expense)............   $ 30,991    $ 35,933   $ 34,211    $31,815    $30,909   $27,090
  Add:
    Interest Capitalized............      5,935       1,827        105        338        965       842
    Portion of Rents Representative
       of the Interest Factor.......     13,928       7,417      5,082      3,492      2,863     1,901
    Preferred Stock Dividends of
       Subsidiary...................         --          --         --         --         69     3,084
                                       --------    --------   --------    -------    -------   -------
    Fixed Charges...................   $ 50,854    $ 45,177   $ 39,398    $35,545    $34,806   $32,917
                                       ========    ========   ========    =======    =======   =======
Ratio of Earnings to Fixed Charges..       2.40       3.21       3.07        1.69       2.41      2.61
                                       ========    ========   ========    =======    =======   =======
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